EXHIBIT 10.54

Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054 USA

July 30, 2020

BY EMAIL

Mr. Stephen Spears

Dear Stephen,

It gives me great pleasure to offer you an Executive Vice President position in Avaya Inc. (“Avaya”). In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Assumption of Duties: Effective on or about September 15, 2020, you will assume the role of Executive Vice President and Chief Revenue Officer reporting to me. Your office will be virtual based in Paconian Springs, Virginia.

Cash Compensation:

Annual Base Salary: Your annual base salary will be $600,000 paid monthly. Based on your hire date of September 15, 2020 you will receive your first paycheck on September 30 and monthly after that.

Sign-On Bonus: We will pay you a cash sign-on bonus in the amount of $750,000 less applicable taxes, to be paid in the pay period following one (1) month of completed service, but no later than October 31, 2020 should you commence employment on September 15, 2020. If you terminate your employment voluntarily or if Avaya terminates your employment involuntarily for cause prior to the first anniversary of your hire date, you will be obligated to return a pro-rated portion of this sign-on bonus based on the completed months of employment (based on the completed months). If your employment is terminated involuntarily for any other reason, you will not be obligated to return any portion of this sign-on bonus.

Avaya Annual Incentive Plan (AIP): Avaya offers an annual incentive plan that provides an opportunity for payment following the end of the fiscal year (Avaya’s fiscal year is October 1 through September 30). Each eligible employee’s Incentive Plan payment is based on several factors, including individual contribution and company performance. Your opportunity is 100% of your Base Salary (“Opportunity”). Your actual payout could be anywhere between 0%-200% of the Opportunity based on individual and company performance, as Avaya may further specify from time to time. Our incentive programs are reviewed annually and subject to change. More specific information about Avaya’s incentive plan design, metrics, and

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targets is typically communicated to employees during the first quarter of each fiscal year and will be viewable on the Company intranet after your hire date.

I am pleased to confirm that your Opportunity under the AIP will be guaranteed at 125% of your target for fiscal 2021, with a guaranteed award of at least $750,000 to be paid on or about December 31, 2021.

Payment is conditioned upon your continued employment through the date the payment is due.  If your employment is terminated voluntarily or involuntarily for gross misconduct prior to the payment date, you will be ineligible to receive any portion of this bonus.
Long Term Incentives: Subject to approval by our Board of Directors or the Compensation Committee, you will be awarded equity grants as follows:

1)New Hire Award: Restricted Stock Units (RSUs) to be Granted on Your Hire Date

Subject to approval by our Board of Directors or its delegate, you will be awarded a grant of Restricted Stock Units (RSUs).  Each RSU represents the contractual right to receive one share of common stock of Avaya Holdings Corp. upon vesting on the terms and conditions of the Avaya Holdings Corp. 2019 Equity Incentive Plan and your individual RSU Award Agreement.  The number of RSUs to be awarded to you will be determined by dividing the value of USD $2,800,000 by the fair market value of Avaya Holdings common stock on the grant date.

Generally, the RSUs will vest and become non-forfeitable over a three (3) year period, according to the following schedule: 1/3 after the first anniversary of the grant date and quarterly thereafter. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest.

2)Annual Awards: Restricted Stock Units (RSUs) & Performance Restricted Stock Units (PRSUs) to be Granted in November/ December 2020

Restricted Stock Units (RSUs): Subject to approval by our Board of Directors or its delegate, you will be awarded a grant of Restricted Stock Units (RSUs).  Each RSU represents the contractual right to receive one share of common stock of Avaya Holdings Corp. upon vesting on the terms and conditions of the Avaya Holdings Corp. 2019 Equity Incentive Plan and your individual RSU Award Agreement.  The number of RSUs to be awarded to you will be determined by dividing the value of USD $1,000,000 by the fair market value of Avaya Holdings common stock on the grant date.

Generally, the RSUs will vest and become non-forfeitable over a three (3) year period, according to the following schedule: 1/3 after the first anniversary of the grant date and quarterly thereafter. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest.

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Performance Restricted Stock Units (PRSUs): Subject to approval by our Board of Directors or its delegate, you will be awarded a grant of Performance Restricted Stock Units (PRSUs).  This award consists of performance-based vesting restricted stock units (PRSUs) representing the right to receive shares of common stock of Avaya Holdings Corp. upon vesting. The number of PRSUs to be awarded to you will be determined by dividing the value of USD $1,000,000 by the fair market value of Avaya Holdings common stock on the grant date and will vest on the on the 3rd anniversary of the date of grant with respect to a number of shares determined based on Avaya’s annual Adjusted EBITDA over the performance period and Avaya’s total shareholder return over such period.  This award is subject to the terms and conditions of the Avaya Holdings Corp. 2019 Equity Incentive Plan (Plan) under which it is made and the award agreement.

Information regarding your equity awards will be visible and the related documentation will be accessible on the Fidelity website within a week of Board of Director or Committee approval. You will be required to review and accept the Plan and the individual agreements within sixty (60) days from the grant date or the grant will be cancelled per the terms of the Plan.  You will receive an email from Fidelity with instructions for accepting your equity awards shortly after your awards are accessible.  If there is any conflict between this award notification and the award agreements, the terms of the award agreements and the Plan govern.

Employee Benefit Plans: Attachment A is a summary of benefits available to you under Avaya’s Executive and general employee benefit plans. For most plans, you will be covered immediately from date of hire.

Executive Programs and Benefits:  You will be eligible for an annual Financial Counseling Allowance to be paid each year at the end of December.  Information on this program will be provided upon your date of hire.

Contingency of Offer:  This offer of employment is contingent upon the successful completion of reference checks and is also contingent upon your execution of the Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation, attached as Attachment B.

Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.

For purposes of the Executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

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There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan, program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by August 12, 2020 in the space provided below.

Please scan and email the signed letter, as well as the signed Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation (Attachment B), to Faye Tylee, Global Head of Human Resources at fayetylee@avaya.com.

Stephen, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me or Faye Tylee at (908) 953-2090.

Sincerely,

James Chirico
President and Chief Executive Officer

___/s/ Stephen D. Spears____ __8/7/2020_____________
Acknowledged and Agreed to: Date
Stephen Spears